SUBSCRIPTION AGREEMENT


         This SUBSCRIPTION AGREEMENT (the "Agreement"), dated as of August 23, 2001, is made and entered into by and among Scott Tarte ("Tarte") and Jeffrey Harrow ("Harrow") (collectively, the "Investors"), Marlton Technologies, Inc., a New Jersey corporation (the "Company"), and Marlton Technologies (PA), Inc. , a newly formed Pennsylvania corporation that is a wholly owned subsidiary of the Company (the "Surviving Corporation" and together with the Company, the "Marlton Parties").


                                    RECITALS

         A. The Company will submit to its stockholders a proposal to reincorporate in Pennsylvania as a Pennsylvania corporation by merging with and into the Surviving Corporation pursuant to a certificate of merger in the form set forth in Exhibit A-1 (the "Certificate of Merger") as a result of which each outstanding share of the Company's common stock, par value $0.10 per share (the "Company Common Stock") will be converted into one share of the Surviving Corporation's common stock, without par value (the "Common Stock") (the "Reincorporation") as a result of which the Surviving Corporation will have articles of incorporation and by-laws as set forth in Exhibit A-2 and Exhibit A-3 respectively hereto.

         B. The Marlton Parties desire to issue to the Investors for $2,000,000 in the aggregate 4,000,000 shares (the "Shares") of the Surviving Corporation's Common Stock and warrants (the "Warrants") to purchase 4,000,000 shares (the "Warrant Shares") of the Surviving Corporation's Common Stock in the form of Exhibit B hereto and the Investors desire to acquire such Shares and Warrants.

         Now, therefore, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                         ISSUANCE OF SHARES AND WARRANTS

Section 1.1 Issuance of Shares and Warrants. (a) Upon the terms and subject to the conditions set forth in this Agreement, on or before the business day which is three business days following the day on which all of the conditions set forth in Article VII have been satisfied or waived (the "Closing Date" or the "Closing"), the Surviving Corporation will issue, transfer and convey the Shares and the Warrants to the Investors and simultaneously the Investors will purchase the Shares and the Warrants from the Surviving Corporation by paying the purchase price of Two Million Dollars ($2,000,000) (the "Purchase Price") as follows:

1) Tarte will receive 2,000,000 Shares and 2,000,000 Warrants in exchange for $1,000,000;

2) Harrow will receive 2,000,000 Shares and 2,000,000 Warrants in exchange for $1,000,000;


                  (b) The Investors' ownership interest ("Ownership Interest") will equal 4,000,000 divided by the number of shares of Common Stock issued and outstanding immediately following the Closing. It is anticipated that the Investors' Ownership Interest immediately following the Closing will be 31%.


                                   ARTICLE II

        REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE MARLTON PARTIES

         As an inducement to the Investors to enter into this Agreement and to consummate the transactions contemplated hereby, each Marlton Party hereby jointly and severally represents and warrants to, and agrees with, the Investors as follows, subject to approval of the Reincorporation and the transactions contemplated hereby by the stockholders of the Company and the Surviving Corporation and subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to the Investors dated as of the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Marlton Parties specifically referred to in such disclosure and such other representations and warranties as to which the applicability of the disclosure is otherwise readily evident (the "Disclosure Schedule"):

Section 2.1 Organization of the Company. (a) The Company is a New Jersey corporation formed, validly existing and in good standing under the laws of the State of New Jersey. The Company is qualified to do business and in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires qualification and where the failure to be so qualified would have a Material Adverse Effect. The Company has full power and authority to own its assets and to carry on its business as now conducted.

                  (b) The Surviving Corporation is a Pennsylvania corporation formed, validly existing and in good standing under the laws of the State of Pennsylvania. The Surviving Corporation is, or prior to the Closing will be, qualified to do business and in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires qualification and where the failure to be so qualified would have a Material Adverse Effect. The Surviving Corporation has full power and authority to own its assets and to carry on its business as now conducted.

                  (c) Except as set forth in Section 2.1(c) of the Disclosure Schedule each subsidiary of either Marlton Party (other than the companies listed on Section 2.1(d) of the Disclosure Schedule, the "Subsidiaries") is a wholly owned subsidiary of the Company, validly existing and in good standing under the laws of the state of incorporation listed opposite its name on Section 2.1(c) of the Disclosure Schedule and on the Closing Date will be a wholly owned subsidiary of the Surviving Corporation, validly existing and in good standing under the laws of such state. Each Subsidiary is qualified to do business and in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires qualification and where the failure to be so qualified would have a Material Adverse Effect. Each Subsidiary has full power and authority to own its assets and to carry on its business as now conducted.

                  (d) Except as set forth on Section 2.1(d) of the Disclosure Schedule the Marlton Parties have no subsidiaries or any equity ownership in any other entity.

Section 2.2 Authority of the Company. Each Marlton Party has full legal right, power, capacity and authority to execute and deliver this Agreement, the Warrants, the registration rights agreement in the form set forth in Exhibit 2.2 (the "Registration Rights Agreement"), the employment agreements with Harrow and Tarte substantially in the form of Exhibits 2.2 (a) and 2.2(b) (collectively, the "Employment Agreements"), and all of the other agreements and instruments required to be executed and delivered hereunder by a Marlton Party (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. This Agreement and each other Transaction Document constitutes, or upon its execution and delivery in accordance herewith will constitute, the legal, valid and binding agreement of such Marlton Party enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 2.3 No Violation by the Company. The execution and delivery of this Agreement by each Marlton Party, the performance by such Marlton Party of its obligations hereunder and the consummation by such Marlton Party of the transactions contemplated by this Agreement will not: (i) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award which is either applicable to, binding upon or enforceable against such Marlton Party; (ii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material contract which is applicable to, binding upon or enforceable against such Marlton Party; (iii) result in, or require the creation or imposition of, any lien upon or with respect to any of the property or assets of such Marlton Party; or (iv) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other Person (except the SEC).

Section 2.4 No Finder. Neither the Marlton Parties nor any Person acting on the Marlton Parties' behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 2.5 Operations. Since June 30, 2001, there has not been any material adverse change in the business, operations, financial position, properties and other assets of the Marlton Parties and their Subsidiaries (collectively, "Marlton") taken as a whole, and since such date, the business of each has been conducted in the usual, regular and ordinary manner and shall continue, through and including the Closing Date, to be conducted in such manner, unless prior written approval for any variation therefrom shall have first been secured from the Investors. For the period from June 30, 2001, to and including the Closing Date, the following is and will be true with respect to Marlton, and the operation of the business of Marlton:

                  (a) All material transactions involving Marlton have been accurately and fully recorded or otherwise reflected in books and records of the Marlton Parties;

                  (b) Marlton has not sold, exchanged, conveyed or otherwise disposed, or subjected to lien, pledge, hypothecation, mortgage, or other encumbrance, any material assets or properties other than in the ordinary course of its business;

                  (c) Marlton has paid its material debts and liabilities, including taxes, fees, levies and assessments in the ordinary course as they have matured;

                  (d) Marlton has not incurred any material debt, obligation or liability other than those incurred in the ordinary course of its businesses and which do not or will not presently, with the passage of time or upon default, subject Marlton's assets to any material lien, claim, charge, mortgage or other encumbrance, nor has Marlton undertaken to guarantee in whole or in part, any of the debts, obligations or liabilities of any other party;

                  (e) Marlton has not altered, amended, terminated or discharged any material written or oral contract, lease, plan, commitment or agreement to which Marlton is presently a party, nor permitted or consented to such alteration, amendment, termination or discharge, nor has Marlton committed a material breach or default in any of the provisions thereof;

                  (f) Marlton has not entered into any written or oral contract except in the ordinary course of business at the prices and upon the terms consistent with its past practices (or as contemplated by this Agreement) and which do not violate any representation, warranty or covenant of this Agreement;

                  (g) Marlton has, to the Marlton Parties' Knowledge, complied with all Laws applicable to the conduct of its business except where the failure to so comply would not have a Material Adverse Effect;

                  (h) Marlton has conducted its business only in the usual, regular and ordinary course and in substantially the same manner as theretofore conducted;

                  (i) Marlton has maintained its properties and assets substantially in accordance with past practice; and

                  (j) There has not occurred any transaction or event, nor is any anticipated, which has had or will have a Material Adverse Effect except such events and circumstances as affect the industry as a whole.

Section 2.6 Liabilities and Obligations of Marlton. Marlton has no liabilities, direct or indirect, absolute or contingent, which are of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with generally accepted accounting principles ("GAAP") which are, individually or in the aggregate, material to the business, results of operations or financial condition of Marlton taken as a whole, except (i) liabilities provided for in the June 30, 2001 financial statements referred to in Section 2.7 hereof or (ii) liabilities arising in the ordinary course of business after June 30, 2001 which are not material to the business, results of the operations or financial condition of Marlton taken as a whole.

Section 2.7 Financial Statements. The consolidated balance sheet and statements of cash flows, net income and changes in stockholders equity of Marlton as of and for the year ended December 31, 2000 audited by PricewaterhouseCoopers LLP, and interim financial statements for the period ended June 30, 2001 (collectively, the "Financial Statements"), contained in the SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act), are materially accurate and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

Section 2.8       [Reserved]


Section 2.9 Title. Marlton has good and marketable title to all of its material assets and leasehold interests, free and clear of all liens, charges, claims, encumbrances and restrictions on transfers, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby.

Section 2.10 Right to Inspect the Properties and Records. Between the execution of this Agreement and Closing, the Investors and their agents, attorneys, accountants, employees, contractors and other authorized representatives shall have the right, at any reasonable time and from time to time as the Investors may reasonably deem appropriate, to examine the properties and records of Marlton, and to make such tests, surveys, investigations and other inspections in such manner as the Investors may deem necessary or desirable. No investigation or examination by the Investors or any of their agents or representatives of such properties and records of Marlton shall affect the representations and warranties of the Marlton Parties contained in this Agreement (except as set forth in Section 5.6 hereof).

Section 2.11 Insurance. (a) Marlton has in effect the insurance coverage described in Section 2.11 of the Disclosure Schedule, and the Marlton Parties have made available to the Investors complete and accurate copies of all such insurance policies. Such insurance coverage, as to amounts and types of coverage and risks insured, in the reasonable judgment of the Marlton Parties, is adequate for their business as presently conducted.

                  (b) Section 2.11 of the Disclosure Schedule contains a list and description of all claims made against the insurance policies held by Marlton for the previous two (2) years, excepting therefrom claims made by employees of Marlton against health insurance plan carriers.

Section 2.12 Litigation and Claims. There are no litigations, suits, claims (other than claims for less than $2,000), demands (other than demands for less than $2,000) or proceedings pending or to the Marlton Parties' Knowledge threatened against Marlton, or its properties or assets, nor to the Marlton Parties' Knowledge is there any meritorious basis for any such litigation, suit, claim, demand or proceeding, nor is there in existence any judgment or award against Marlton, relating to or affecting any of Marlton, or the properties or assets of Marlton. To the Marlton Parties' Knowledge, Marlton, is not under investigation by any governmental authority or self-regulatory organization for violation of any law or regulation.

Section 2.13 Employment Obligations. Section 2.13 of the Disclosure Schedule is Marlton's payroll run from the most recent payroll period and for the year to date. All material agreements, contracts or understandings between Marlton and its employees with respect to employment, wages, expenses, allowances, vacations, hours, working conditions, bonuses, salaries, pensions, profit sharing, medical benefits, insurance benefits, severance pay or otherwise are described in Section 2.13 of the Disclosure Statement.

Section 2.14      Compliance with ERISA. (a) The Disclosure Schedule identifies:

                       1. All "employee welfare benefit plans" and "employee pension benefit plans" (as those terms are respectively defined in Sections 3(l) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any "multi-employer plan" (as defined in Section 3(37) of ERISA)) of Marlton;

                      2. All retirement or deferred compensation plans, incentive compensation plans, stock option plans, stock plans, unemployment compensation plans, vacation pay, severance pay, bonus or benefit arrangements, insurance or hospitalization programs and any other fringe benefit arrangements (referred to collectively hereinafter as "fringe benefit arrangements") of Marlton for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); and

                      3. All employment agreements not terminable on thirty (30) or fewer days' written notice, without further liability.

                  (b) A true and correct copy of each of the plans, arrangements and agreements listed on Section 2.14 of the Disclosure Schedule, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, have been made available to the Investors by the Marlton Parties. In the case of any plan, arrangement or agreement which is not in written form, the Investors have been provided with an accurate description of such plan, arrangement or agreement as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, summary plan description and Internal Revenue Service determination letter with respect to each such plan or arrangement, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded plan arrangement or agreement has been made available to the Investors by the Marlton Parties, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports made available to the Investors.

                  (c) As to all plans, arrangements and agreements of Marlton listed in the Disclosure Schedule:

                   (1) All employee benefit plans and fringe benefit arrangements comply and have been administered in form and in operation, in all material respects, in compliance with all requirements of law and regulation applicable thereto, and Marlton has not received any notice from any governmental agency questioning or challenging such compliance;

                   (2) All employee pension benefit plans comply in all material respects in form and in operation with all applicable requirements of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"); there have been no material amendments to such plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service; and to the Marlton Parties' Knowledge no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under Section 511 of the Code;

                   (3) None of the assets of any employee benefit plan are invested in employer securities or employer real property;

                   (4) To the Marlton Parties' Knowledge there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any employee benefit plan and Marlton has not otherwise engaged in any prohibited transaction;

                   (5) To the Marlton Parties' Knowledge as to any employee pension benefit plan which is subject to Title IV of ERISA, there have been no "reportable events" (as described in Section 4043 of ERISA), and no steps have been taken to terminate any such plan;

                   (6) There have been no acts or omissions by Marlton which have given rise to or, to the Marlton Parties' Knowledge, may give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which Marlton may be liable;

                   (7) None of the payments contemplated by such plans, arrangements and agreements would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code;

                   (8) There are no actions, suits or claims (other than routine claims for benefits) pending or to the Marlton Parties' Knowledge threatened involving such plans or the assets of such plans, and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits);

                   (9) All group health plans of Marlton (including any plans of current and former affiliates of Marlton which must be taken into account under Section 4980B of the Code or Section 601 of ERISA) have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and
         Section 601 of ERISA to the extent such requirements are applicable;
         and

                  (10) To the Marlton Parties' Knowledge actuarially adequate accruals for all obligations under such plans, arrangements and agreements are reflected in the balance sheet of Marlton as of March 31, 2001 and each such plan has been fully funded for the most recent plan year.

Section 2.15 Preservation of Business Relationships. Between the execution of this Agreement and Closing, Marlton will use commercially reasonable efforts to preserve the relationships of Marlton with its employees, agents, customers, and others having business relationships with Marlton.

Section 2.16 Tax Returns. The Marlton Parties are taxed as a corporation for Federal and state income tax purposes. All Federal, state and local income, property, franchise, sales, use and other tax returns and reports required by law to be filed by Marlton have been filed other than those returns and reports of which the failure to file would have no Material Adverse Effect. There are no liens for taxes affecting Marlton except for liens for taxes not yet due and payable. The Marlton Parties have provided the Investors with true, correct and complete copies of all federal and state tax returns filed since January 1, 1998. The Marlton Parties have not executed or filed with the Internal Revenue Service or any other taxing entity any agreement extending the period for assessment and collection of any tax, nor is Marlton party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim or assessment for collection of taxes been asserted against Marlton which has not be satisfied.

Section 2.17 Material Agreements. Section 2.17 of the Disclosure Schedule lists (or with respect to any oral agreement describes) all material leases and licenses with respect to any property, real or personal (whether as landlord, tenant, licensor or licensee), contracts, guarantees, mortgages, indentures, agreements, understandings or other commitments, whether oral or written, of Marlton, and the Marlton Parties have delivered to the Investors complete and accurate copies of all such documents, each of which is in effect and, to the Marlton Parties' Knowledge, is valid and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and by general principles of equity.

Section 2.18 Compliance with Laws. To the Marlton Parties' Knowledge, Marlton's services, practices, billings, employee benefits, properties, equipment, machinery, buildings used, and operations are in full compliance with all applicable Federal, state and local laws, statutes, ordinances, codes, regulations, rules, orders, restrictions and requirements, governmental, administrative, judicial and otherwise, including, without limitation, environmental laws and those relating to wages, securities, commodities, prices, equal opportunity, safety, health, medical care, building and zoning, except where the failure to so comply would not have a Material Adverse Effect.

Section 2.19 Licenses, Permits and Approvals. Marlton has all licenses, permits, authorizations and approvals required of Marlton by any Federal, state or local government's administrative or judicial authorities in connection with the operation of its business as presently being conducted by Marlton, all of which are in full force and effect except where the failure to have any of the foregoing would not have a Material Adverse Effect.

Section 2.20 Ownership of Properties. Marlton owns or has a valid leasehold interest in all properties, assets and facilities, both tangible and intangible, real, personal and mixed which are used in and are material to the conduct of Marlton's business.

Section 2.21 Intellectual Property. To the Marlton Parties' Knowledge, Marlton has the right to use all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property of Marlton necessary for the conduct of its business (the "Intellectual Property"). To the Marlton Parties' Knowledge, the conduct of the business of Marlton as presently conducted, does not infringe or misappropriate any rights held or asserted by any person, and to the Marlton Parties' Knowledge, no Person is infringing on the Intellectual Property. To the Marlton Parties' Knowledge, Marlton is not engaged in any kind of unfair or unlawful competition nor the wrongful use of any confidential information or trade secrets or patentable inventions of any former employee of Marlton or any other Person, firm or corporation.

Section 2.22 Disclosure. No representation or warranty made herein by the Marlton Parties and no written certificate or Schedule given or to be given to the Investors pursuant to this Agreement on or before Closing contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein under the circumstances under which they were made not misleading, and the Marlton Parties have made, and will make in good faith through the Closing Date, full disclosure of all material facts with respect to Marlton including, without limitation, the operations, assets and prospects of Marlton.


                                       9
Section 2.23      [Reserved]

Section 2.24      [Reserved] .

Section 2.25 Subsidiaries and Ownership of Stock. To the Marlton Parties' Knowledge, Section 2.25 of the Disclosure Schedule sets forth a complete and accurate list of (A) any Person owning more than 5% of the outstanding stock of the Company. All of the outstanding capital stock or other ownership interests of each Subsidiary has been validly issued and is fully paid and nonassessable. The Company owns that percentage of the outstanding capital stock of each Subsidiary set forth in Section 2.25 of the Disclosure Schedule, free and clear of all liens, claims or encumbrances and on the Closing Date the Surviving Corporation will own such percentages of the outstanding capital stock of each Subsidiary, free and clear of all liens, claims or encumbrances. No Subsidiary has any subsidiary.

Section 2.26 Environmental Matters. Marlton is in possession of and in compliance in all material respects with all required permits and any federal, state, or local statute, law, ordinance, regulation, rule, standard, permit or requirement, including but not limited to those statutes, ordinances, laws, regulations, rules, standards, permits and requirements promulgated under the laws of the United States of America or any other nation, concerning or relating to the protection of the environment ("Environmental Laws") relating to the discharge or release of liquids, gases or solids into the air, water, and soil, except for any such permit that, if not obtained, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Marlton Party refines, processes, generates, stores, recycles, transports, disposes of, or releases into the environment any "hazardous substance" as that term is defined under Section 101(14) of the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended from time to time ("CERCLA") or any hazardous or toxic substances as those terms are defined by the provisions of any state or local environmental statute or regulation, except to the extent the Marlton Parties do so in material compliance with all applicable Environmental Laws. Marlton has not received: (A) written notice from any governmental agency that it is a potentially responsible party in any proceeding under CERCLA or any similar state or local environmental statute or regulation, or (B) any written notice of violation, citation, complaint, request for information, order, directive, compliance schedule, notice of claim, proceeding or litigation from any party concerning such Marlton Party's compliance with any Environmental Law which is presently outstanding or unresolved, except for any notice or other communication relating to any such non-compliance or proceeding that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 2.27 Licenses, Permits, etc. Marlton is in possession of and operating in all material respects in compliance with all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders required for the conduct of its business now conducted, and to the Marlton Parties' Knowledge, all of them are valid and in full force and effect, except to the extent the failure to possess or be in compliance with any of the foregoing, or for any of the foregoing not to be valid and in full force and effect, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

                                       10

Section 2.28 Labor Matters. There are no existing, or to the Marlton Parties' Knowledge threatened strikes, slowdowns, picketing or work stoppages by any employees against Marlton, any lockouts by Marlton of any of its employees or any other occurrence, event or condition of a similar character affecting or which may affect Marlton that could reasonably be expected to have a Material Adverse Effect.

Section 2.29 Outstanding Judgments or Orders. Marlton has satisfied all judgments against it that could reasonably be expected to have a Material Adverse Effect and there is no default with respect to any judgment, writ, injunction, decree, material rule or regulation of any court, arbitrator or commission, board bureau, agency or instrumentality, domestic or foreign that could reasonably be expected to have a Material Adverse Effect.

Section 2.30 No Defaults on Other Agreements. Marlton is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, except for any such default that could not reasonably be expected to have a Material Adverse Effect.

Section 2.31 SEC Filings; Financial Statements. (a) Each Marlton Party has made all filings required to be filed by it under the Securities Act or the Exchange Act since January 31, 1997 through the date of this Agreement (collectively, the " SEC Reports"). The SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be. None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No security of any Subsidiary is required to be registered pursuant to Section 12(b) or 12(g) of the Exchange Act (except for those of the Surviving Corporation which shall be registered prior to the Reincorporation).


                                   ARTICLE III

           REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE INVESTORS

         As an inducement to the Marlton Parties to enter into this Agreement and to consummate the transactions contemplated hereby, each Investor hereby severally represents and warrants to, and agrees with, the Marlton Parties as follows:


Section 3.1 Authority. Such Investor has full legal right, power, capacity and authority to execute and deliver this Agreement and all of the other agreements and instruments contemplated hereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

Section 3.2 No Violation. The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation by such Investor of the transactions contemplated by this Agreement will not: (i) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award which is either applicable to, binding upon or enforceable against such Investor; (ii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the

                                       11

giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract which is applicable to, binding upon or enforceable against such Investor; (iii) result in, or require the creation or imposition of, any lien upon or with respect to any of the property or assets of such Investor; or (iv) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other Person.

Section 3.3 No Finder. Neither such Investor nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 3.4 Securities Law Matters. (a) Such Investor acknowledges that it is making an investment by way of a private placement in the Surviving Corporation based upon negotiations between it and representatives of the Marlton Parties. Such Investor has received, read and is familiar with information relating to the Marlton Parties which has been provided to such Investor or which is available in the Marlton Parties' filings with the SEC. Apart from information provided by the Marlton Parties or which is available in the Marlton Parties' filing with the SEC, such Investor has not relied on any other statements made to such Investor by any other Person for purposes of entering into this Agreement. Furthermore, such Investor has been given an opportunity to consult professional advisors regarding this investment.

                  (b) Such Investor has been provided with all materials and information requested by either it, its counsel, or others representing the Investors, including any information requested to verify information furnished, and there has been direct communication between such Investor and its representatives and advisors on the one hand, and the Marlton Parties and its representatives and advisors on the other, in connection with the information provided to such Investor or otherwise available to such Investor and its advisors who have also had the opportunity to ask questions of, and receive answers from the Marlton Parties and its directors, officers, and representatives concerning the terms and conditions of this issuance.

                  (c) Such Investor is acquiring its Shares and Warrants for its own account and for investment purposes only and has no present intention, agreement or arrangement for the distribution, transfer, assignment, resale or subdivision thereof.

                  (d) Such Investor is an "accredited investor," as such term is defined in Rule 501 promulgated under the Securities Act.

                  (e) Such Investor, either alone or with such Investor's advisers, has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the investment to be made hereunder and he understands that an investment in the Surviving Corporation involves a high degree of risk, and such Investor is able to bear the entire economic risk of such investment.

                                       12

                  (f) Such investor is familiar with and understands the terms and risks of an investment in the Surviving Corporation, including the substantial restrictions on transferability.

                  (g) Such investor understands that (i) none of the Shares which are being purchased pursuant to this Agreement or the Warrant Shares have been registered under the Securities Act by reason of a specific exemption therefrom, and such Shares and Warrant Shares may not be transferred or resold except pursuant to an effective registration statement or exemption from registration, and (ii) each certificate representing the Shares or Warrant Shares will be endorsed with the following legends:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                  (h) None of the information supplied in writing by either Investor specifically for inclusion in the Proxy Statement (as defined in Section 4.3 hereof) including all amendments and supplements thereto, shall, at the date thereof and at the date of the meeting of the Company's stockholders to vote on the matters covered thereby, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

                  (i) Such Investor further understands and agrees that the Shares, the Warrants and the Warrant Shares issued hereunder may not be offered, sold, transferred, pledged or hypothecated to any persons in the absence of registration under the Securities Act and applicable state securities laws, or an opinion of counsel satisfactory to the Surviving Corporation that such registration is not required.


                                   ARTICLE IV

                                    COVENANTS


Section 4.1 Further Assurances; Additional Agreements. At any time and from time to time hereafter, each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

                                       13

Section 4.2 Other Subscription Agreement. Prior to or at the Closing, the Marlton Parties shall enter into a subscription agreement (the "Other Subscription Agreement") in the form of Exhibit 4.2 hereto with Ginsburg and Goldberg.

Section 4.3 Proxy Statement, Shareholder Approval and Merger. (a) With reasonable and practicable promptness after the execution of this Agreement, and after receiving from the Investors all information reasonably required by the Marlton Parties, the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company's stockholders at which approval will be sought for the Reincorporation and the transactions (such transactions, excluding the Reincorporation, the "Subject Transactions") contemplated by the Transaction Documents to the extent required by the Securities Act, the Exchange Act and the American Stock Exchange (together with any amendments thereof or supplements thereto, the "Proxy Statement"). The Marlton Parties shall provide copies of the Proxy Statement to the Investors prior to filing with the SEC and the Marlton Parties will consider the Investor's requests to modify the Proxy Statement. The Proxy Statement will include the independent committee (the "Independent Committee") of the Company's Board of Directors' recommendation that the Company's stockholders approve the Reincorporation and the Subject Transactions. As promptly as practicable thereafter and subject to receiving all requisite approvals from all Governmental Entities, the Company will mail the Proxy Statement to its stockholders.

                  (b) The information regarding Marlton in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company's Stockholders' Meeting (as hereinafter defined), and (iii) the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing any event or circumstance relating to Marlton should be discovered by Marlton which should be set forth in an amendment or a supplement to the Proxy Statement, the Marlton Parties shall promptly inform the Investors. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                  (c) The Marlton Parties will make all filings (collectively the "Future SEC Reports") with the SEC that they are required to make between the date of this Agreement and the Closing Date under the Exchange Act. Each of the Future SEC Reports will comply with the requirements of the Exchange Act in all material respects.

                  (d) The Company shall call and hold a meeting of its stockholders (the "Stockholders' Meetings") within 30 Business Days following the date when the SEC authorizes Company to distribute definitive proxy materials promptly for the purpose of voting upon the approval of the Reincorporation and the Subject Transactions. The Marlton Parties shall use commercially reasonable efforts to solicit from the Company's stockholders proxies in favor of the approval of the Reincorporation and the Subject Transactions.

                                       14

                  (e) If the Reincorporation is not approved by the stockholders at the Stockholders' Meeting, the Reincorporation will not occur, and instead the following changes to the transactions contemplated by the Transaction Documents will be effectuated:

(1) Each Share will henceforth be one share of Company Common Stock so that the Shares will be issued by the Company and the Investors will pay the subscription price to the Company;
(2) Each Warrant will be issued by the Company for shares of Company Common Stock;
(3) The number of directors will be increased to seven, two directors will resign as directors of the Company and the Company will appoint four directors to be designated by the Investors;
(4) The Company will assume the obligations to register the Shares and the Warrant Shares (i.e. the Registration Rights Agreement will be amended to make the Company into the "Company" as such term is used therein);
(5) The Company will assume all of the obligations of the Surviving Corporation;
(6) The representations and warranties and the covenants will be deemed to reflect the above changes;
(7) The Parties will make such other changes as they deem appropriate to most closely effectuate the intent of the parties hereunder;
(8) The Company will amend its bylaws to reflect a division of responsibility between its Chairman of the Board, Vice Chairman of the Board and Chief Executive Officer similar to those in the by-laws set forth in Exhibit A-2; and
(9) Analogous changes will be made with respect to the Other Subscription Agreement.

Section 4.4 Transfer of Shares to Comply with Securities Act; Registration Rights. The Shares may not be sold or otherwise disposed of except as follows:
(1) to a Person who, in the opinion of counsel reasonably acceptable to the Surviving Corporation, is a Person to whom the Shares may legally be transferred without registration and without the delivery of a current prospectus under the Securities Act with respect thereto, and against receipt of an agreement of such Person to comply with the obligations of the Company pursuant to this Agreement with respect to the Shares, which agreement shall be reasonably satisfactory in form and substance to the Surviving Corporation; or (2) to any Person upon delivery of a prospectus then meeting the requirements of the Securities Act relating to such securities and the offering thereof for such sale or disposition or (3) a sale pursuant to Rule 144 under the Securities Act.

Section 4.5 The Listing. The Marlton Parties shall cause the Shares to be listed on the American Stock Exchange prior to the Closing or as soon thereafter as is commercially reasonable.

                                       15

Section 4.6 Conduct of Business by the Marlton Parties Pending the Closing. The Marlton Parties agree that, between the date of this Agreement and the earlier of the Closing or the date this Agreement is terminated under Section 8.2 hereof except as contemplated by any other provision of this Agreement, unless the Investors shall otherwise agree in writing, the business of Marlton shall be conducted only in, and the Marlton Parties and the Subsidiaries (not including those set forth in Section 2.1(d) of the Disclosure Schedule) shall not take any action except in, the ordinary course of business consistent with past practice. By way of amplification and not limitation, except as set forth in Section 4.6 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, the Board of Directors of the Marlton Parties shall not (unless required by applicable Laws or stock exchange regulations) cause or permit Marlton, or any of its officers, directors, employees and agents acting on behalf of Marlton, to, between the date of this Agreement and the Closing or the date this Agreement is terminated under Section 8.2 hereof, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Investors, which consent shall not be unreasonably withheld or delayed:

                  (a) amend or otherwise change its certificate or articles of incorporation or by-laws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of Marlton of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Marlton (other than the issuance of shares issued upon the exercise of options set forth in Schedule 4.6) or (ii) any property or assets of Marlton, except in the ordinary course of business and in a manner consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice for consideration that are not, in the aggregate, in excess of $25,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement; (iii) terminate, cancel or request any material change in, or agree to any material change in any material contract or enter into any contract or agreement material to the business, results of operations or financial condition

                                       16

of Marlton taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $25,000 for Marlton taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.6(e);

                  (f) increase the compensation payable or to become payable to its officers except in the ordinary course of business at times and in amounts consistent with past practice, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of Marlton, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement or arrangement for the benefit of any director or officer, except to the extent required by applicable Law or the terms of any Benefit Plan currently in effect;

                  (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice;

                  (h) waive, release, assign, settle or compromise any material claims or litigation;

                  (i) enter into or amend any material agreement with, or make any loan or advance to any officers or directors of Marlton;


                  (j) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 4.7 Contractual Consents. Prior to or at the Closing, each of the Marlton Parties shall use commercially reasonable efforts to obtain all consents required in connection with the Reincorporation and the transactions contemplated hereby. The Marlton Parties shall use commercially reasonable efforts to obtain (i) a written consent of First Union National Bank ("First Union"), as agent under the Amended and Restated Revolving Credit and Security Agreement (as amended, the"Credit Agreement") dated as of January 31, 2000 in form and substance reasonably satisfactory to the Investors in which First Union consents to the Reincorporation and the transactions contemplated by the Transaction Documents and (ii) a written acknowledgement of 2828 Partnership L.P. ("2828") in form and substance reasonably satisfactory to the Investors in which 2828 acknowledges that consummation of the Reincorporation will not constitute a Change of Control of the Company, as such term is defined in
Section 7.A (iv) of the Lease Agreement (the "Lease") dated as of May 17, 1999, as amended, by and between the Company and 2828 (such consent and such acknowledgement, the "Specified Consents")

Section 4.8 Employment Matters. At the Closing, the Marlton Parties shall execute and deliver the Employment Agreements with the Investors, and an

                                       17

additional employment agreement (the "Additional Employment Agreement") in the form of Exhibit 4.8(a) with Ginsburg.

Section 4.9 Appropriate Action; Consents; Filings. (a) The Marlton Parties shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Marlton in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Reincorporation, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Reincorporation required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws and (B) any other applicable Law; provided that the Investors and the Marlton Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith. The Marlton Parties and the Investors shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

                  (b) From the date of this Agreement until the earlier of the Closing or the date this Agreement is terminated under Section 8.2 hereof, the Marlton Parties shall promptly notify the Investors in writing of any pending or, to the Marlton Parties' Knowledge, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Reincorporation and the transactions contemplated by the Transaction Documents, or (ii) seeking to restrain or prohibit the consummation of the Reincorporation and the transactions contemplated by the Transaction Documents or otherwise limit the right of the Investors, or (iii) asserting or to the best knowledge of the Marlton Parties threatening to assert dissenter's rights under the Business Corporation Law of Pennsylvania or the Business Corporation Act of New Jersey, as applicable .

         Section 4.10 Confidentiality. Each Investor will maintain in confidence, and cause its agents and advisors to maintain in confidence, and not use for its own benefit or to the detriment of Marlton any written, oral or other information obtained from Marlton in connection with this Agreement or the transactions contemplated hereby unless (i) such information is known to others not bound by a duty of confidentiality, (ii) such information becomes publicly available through no fault of either Investor, (iii) such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (iv) the furnishing or use of such information is required by applicable law or any proceeding. In the event that an Investor is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or other similar process) to disclose any information supplied to it in connection with this transaction, such Investor agrees to provide the Company prompt notice of such request so that an appropriate protective order may be sought. If the transactions contemplated by this

                                       18

Agreement are not consummated, the Investors will return or destroy all information obtained from the Company and will certify to the Company as to their compliance with this provision.

         Section 4.11 Fairness Opinion. The Company will use commercially reasonable efforts to obtain an opinion (the "Fairness Opinion") of a reputable investment banker (with the Parties agreeing that Gruntal & Co. is such an investment banker) to the effect that the consideration to be paid for the Shares and the Warrants is fair from a financial point of view to the shareholders of the Company (except for standard qualifications ).

         Section 4.12 Update Disclosure Schedule. The Disclosure Schedule may be supplemented by the Marlton Parties with respect to events occurring following the date hereof, in which case the Investors shall be entitled to terminate the Agreement at any time prior to the Closing if the adverse effect to the Company of breaches of representations and warranties of the Marlton Parties contained in this Agreement and the matters disclosed in the supplement would equal $200,000 or more in the aggregate, but if the Investors do not so terminate the Agreement the Investors shall not be entitled to indemnification with respect to losses on account of such matters disclosed in such supplements.

         Section 4.13. Appointment of the new board of directors to the Surviving Corporation. The Surviving Corporation agrees that if the Reincorporation is approved by the Company's stockholders at the Company's Stockholders' Meeting, the sole director of the Surviving Corporation will immediately (and prior to the filing of the Certificate of Merger) increase the size of the Surviving Corporation's board of directors to seven directors, (ii) appoint the Investors, Ginsburg, Goldberg, Richard Vague, A.J. Agarwal and Fred Cohen to the Surviving Corporation's board of directors and (iii) resign. The Investors agree to accept such appointment and to use their best efforts to get Richard Vagne and A.J. Agarwal to accept such appointment.



                                    ARTICLE V
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION

Section 5.1 Survival of Representations and Warranties. Any investigation or examination by either the Investors, on the one hand, or the Marlton Parties on the other hand, of the business, or properties or affairs of the other or others shall not affect the representations and warranties of such persons or entities set forth herein (except as set forth in Section 5.6). The representations and warranties herein made by the parties shall survive the Closing Date for one year following the Closing Date except for the representations and warranties made by the parties in Sections 2.2 and 2.26 and Section 3.4 which shall survive the Closing Date for six years following the Closing Date (the "Survival Period").

                                       19

Section 5.2 Indemnification by the Marlton Parties. Subject to Section 5.6, the Marlton Parties agree jointly and severally to indemnify and hold the Investors harmless from and against (A) all liability, loss, judgments, demands, claims, actions, assessments, penalties, damages, cost or expense, including, without limitation, attorneys' fees, expenses and costs of litigation other than any liability, loss, judgment, demand, claim, action, assessment, penalty, damage, cost or expense of less than $2,000, including the losses that would have been realized by a buyer acquiring all of the Marlton Parties' assets and assuming all of its liabilities pursuant to an agreement containing the same representations and warranties of the Marlton Parties as those contained herein (e.g. the differences between the financial statements if the representation had been accurate and the financial statements as a result of the inaccuracy) multiplied by (B) the Ownership Interest ("Losses"), the Investors and/or any such person may sustain by reason of either of the following:

                  (a) The inaccuracy of any representation or warranty of the Marlton Parties herein set forth, in the Disclosure Schedules (or any supplement thereto) or in any certificate required to be delivered by the Marlton Parties to the Investors in accordance with the terms hereof (provided, however, that for purposes of this Section the representations and warranties will be deemed to exclude all "materiality" qualifiers however designated (e.g., excluding "material," "materially" and like terms, and "which are material," "which are immaterial" or "which are not material" and like phrases), and "Material Adverse Effect" will be deemed to mean "adverse effect"); and

                  (b) The breach of any of the agreements or covenants of the Marlton Parties contained in this Agreement.

         Notwithstanding the foregoing, the amount of any Losses shall be reduced (i) to the extent any such Loss is covered by third party insurance (less any applicable deductible amount) carried by the Marlton Parties or either of them, and (ii) to give effect to the tax effect (other than timing differences) to the Marlton Parties or either of them and their respective successors and affiliates of any such damage, claim, deficiency, loss, liability, obligation or reasonable expense.


Section 5.3 Indemnification by the Investors. Each Investor severally agrees to indemnify and hold the Marlton Parties harmless from and against all Losses which the Marlton Parties sustain by reason of any of the following:

                  (a) The inaccuracy of any representation or warranty of such Investor herein set forth or in any certificate required to be delivered by such Investor to the Marlton Parties in accordance with the terms hereof; and

                  (b) The breach of any of the agreements or covenants of such Investor contained in this Agreement.

Section 5.4 Recovery by the Investors. In the case of any recovery by the Investors from the Marlton Parties following the Closing Date the Investors shall be paid, at the option of the Marlton Parties, in cash or in Additional Shares and Replacement Warrants. Additional Shares means that number of

                                       20

additional shares of Common Stock (the "Additional Shares") purchasable at $.50 per share for the amount to which the Investors are entitled pursuant to this
Article V. Replacement Warrants mean warrants that will replace the Warrants (which will be cancelled) and which will entitle the holder to purchase the number of shares of Common Stock equal to the number of Shares plus the number of Additional Shares, and each such Replacement Warrant shall have an exercise price of $.50 but otherwise be identical to the Warrants; to the extent any Warrants have been exercised prior to the cancellation of Warrants, appropriate adjustment shall be made to the number of Replacement Warrants issued and additional shares of Common Stock will be issued to the holders of the Warrant Shares as if the Warrants had been exercised following their replacement with Replacement Warrants and the holder had exercised such number of Replacement Warrants as would be exercisable with the exercise price actually paid when such Warrants had been exercised.

Section 5.5 Certain Other Indemnity Matters. From and after the Closing the sole and exclusive remedies of the parties hereto with respect to any and all claims relating to the inaccuracy of any representation or warranty, and breaches of the agreements and covenants, contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article V, provided, however, that nothing herein shall restrict the remedies of the parties hereto with respect to any claims relating to the other Transaction Documents. In furtherance of the foregoing, the parties hereby agree, on their own behalf to waive, to the fullest extent permitted under applicable law, and agree not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action they may now or hereafter have against the other parties relating to the inaccuracy of any representation or warranty, and breach of any agreement or covenant, other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Section 5.5 (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or other legal requirements).

Section 5.6 Limitations upon Indemnification. The Investors shall not be entitled to recover under Section 5.2 for Losses to the extent such Losses do not exceed (i) $200,000 plus (ii) the Additions (as defined below) in the aggregate and then only as to such excess and the Marlton Parties shall not be entitled to recover under Section 5.3 for Losses to the extent such Losses do not exceed $200,000 in the aggregate and then only as to such excess. Neither Investor may bring a claim for indemnification based on the breach of a particular representation or warranty if, at the time hereof, either Investor had actual knowledge of the breach of such representation or warranty, provided, however, that nothing herein shall reduce the parties' rights to terminate the Agreement. In addition, neither Investor may bring a claim for indemnification based on the breach of a particular representation or warranty with respect to matters disclosed following the date hereof with respect to events occurring following the date hereof if either Investor had actual knowledge of such breach at the Closing Time, provided, however, that nothing herein shall reduce the parties' rights to terminate the Agreement. Neither Marlton Party may bring a claim for indemnification based on the breach of a particular representation or warranty if, at the time hereof, an officer of a Marlton Party had knowledge of the breach of such representation or warranty, provided, however, that nothing herein shall reduce the parties' rights to terminate the Agreement. The "Additions" are any assets of the Marlton Parties existing as of June 30, 2001 or relating to the operations of Marlton's business prior to June 30, 2001 that

                                       21

are not reflected in the June 30, 2001 consolidated balance sheet of the Company included in the Financial Statements (other than any asset of less than $2,000).


                                   ARTICLE VI
                                CLOSING DOCUMENTS


Section 6.1 Documents to Be Delivered by the Marlton Parties. The Marlton Parties agree to deliver to the Investors on the Closing Date the following:

                  (a) Certificates as to Certain Documents. Certificates of the authorized executive officers of each Marlton Party dated the Closing Date with respect to (i) the By-laws of such Marlton Party, (ii) the resolutions authorizing the transactions contemplated by the Transaction Documents, and
(iii) the incumbency of certain officers of such Marlton Party and the specimen signatures of those officers of such Marlton Party executing documents.

                  (b) Certificates of Incorporation. Certificates or articles of incorporation, and all amendments thereto, of the Marlton Parties certified by the Secretary of State of New Jersey or Pennsylvania, as appropriate, as of a date not more than thirty (30) days prior to the Closing Date.

                  (c) Good Standing Certificates. Certificates of good standing for the Marlton Parties issued by the Secretary of State of Pennsylvania and the Secretary of State of New Jersey dated not more than thirty (30) days prior to the Closing Date.

                  (d) Counsel Opinion. An Opinion reasonably satisfactory to the Investors of New Jersey and Pennsylvania counsel for the Marlton Parties reasonably satisfactory to the Investors addressed to the Investors, dated the Closing Date.

                  (e) Registration Rights Agreement. The Registration Rights Agreement in the form set forth in Exhibit 2.2 executed by the Marlton Parties.

                  (f) Consent to Issuance. The Specified Consents and all other consents of third parties which are necessary, in the reasonable opinion of the Investors, to (i) effectively issue the Shares and Warrants in the manner provided for herein, and (ii) cause agreements and leases not to be canceled or modified in form and substance reasonably satisfactory to said Investors' counsel unless waived in writing by the Investors.

                  (g)      Warrants.  The Warrants executed by the Marlton
                           Parties.

                  (h) Bring Down Certificates. Certificates of the authorized executive officers of each Marlton Party dated the Closing Date to the effect that (i) each of the representations and warranties of the Marlton Parties contained in this Agreement (subject to updates to the Disclosure Schedule with

                                       22

respect to events occurring following the date hereof) is true and correct in all material respects as of the Closing Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and (ii) the Marlton Parties have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

                  (i)      Share Certificates.  Certificates representing the
Shares.

                  (j) Employment Agreements. The Employment Agreements executed by the Marlton Parties.

                  (k) Other Documents. Such other documents and showings as shall reasonably be required by the Investors and their counsel.

Section 6.2 Documents to Be Delivered by the Investors. The Investors agree to deliver to the Marlton Parties on the Closing Date the following:

                  (a)      Subscription Price.  $2,000,000.00 in cash.

                  (b) Counsel's Opinion. An opinion reasonably satisfactory to the Marlton Parties of counsel for the Investors reasonably satisfactory to the Marlton Parties (provided that Robinson Brog Leinwand, Greene, Genovese & Gluck shall be satisfactory to the Marlton Parties) addressed to the Marlton Parties dated the Closing Date.
                  (c) Registration Rights Agreement. The Registration Rights Agreement executed by the Investors.

                  (d)      Warrants.        The Warrants executed by the
         Investors.

                  (e) Bring Down Certificates. Certificates of each Investor dated the Closing Date to the effect that (i) each of the representations and warranties of such Investor contained in this Agreement is true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and (ii) such Investor has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by him on or prior to the Closing Date.

                  (f) Employment Agreements. The Employment Agreements executed by the Investors.

                  (g) Other Documents. Such other documents and showings as shall reasonably be required by the Marlton Parties and their counsel.

                                       23

                                   ARTICLE VII
                             CONDITIONS TO CLOSING.


Section 7.1 Conditions to the Obligations of All Parties. The respective obligations of each party to effect this Agreement and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which, except as otherwise stated herein, may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) No governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits the transactions contemplated in this Agreement.

                  (b) None of the Transaction Documents shall have been modified or terminated or challenged in court.

                  (c) The Subject Transactions shall have been approved by the stockholders of the Company, which condition cannot be waived.

Section 7.2 Conditions to the Obligations of the Marlton Parties. The obligations of the Marlton Parties to effect the transactions contemplated by the Transaction Documents are also subject to the following conditions:

                  (a) Each of the representations and warranties of the Investors contained in this Agreement shall be true and correct in all material respects as of the Closing, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date. The Investors shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

                  (b)      The receipt by the Marlton Parties of the Fairness
 Opinion.

                  (c) The execution by the Investors of the stockholder agreement in the form of Exhibit 7.2(c) (the "Stockholder Agreement").

Section 7.3 Conditions to the Obligations of the Investors. The obligations of the Investors to effect the transaction contemplated by the Transaction Documents are also subject to the following conditions:

                  (a) Each of the representations and warranties of the Marlton Parties contained in this Agreement (subject to updates to the Disclosure Schedule with respect to events occurring following the date hereof) shall be

                                       24

true and correct in all material respects as of the Closing, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date. Each of the Marlton Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

                  (b) At or prior to the Closing, all filings necessary under federal and state securities laws to permit the issuance and delivery of the Shares and Warrants in connection with the Agreement in compliance with such laws shall have been made, and any authorizations in connection therewith from all applicable securities regulatory authorities shall have been obtained.

                  (c) As of the Closing, there shall not have been a Material Adverse Effect with respect to the Marlton Parties.

                  (d) The consummation of the transactions contemplated by the Other Subscription Agreement.

                  (e) The execution by Ginsburg and the Surviving Corporation of the Stockholders Agreement.

                  (f)      The delivery of all of the consents provided for in
Section 6.1(f) and Marlton being in compliance with all of the covenants contained in Sections 6.24, 6.25 and 6.26 of the Credit Agreement for its most recent fiscal quarter for which financial statements are available.


                                  ARTICLE VIII

                           TERMINATION; BREAK-UP FEES

         Section 8.1. No Solicitation of Transactions by the Marlton Parties.
(a) The Marlton Parties immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction (as defined below) from the date hereof until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with its terms (the "Period"). During the Period, the Marlton Parties shall not, directly or indirectly, and each will instruct its Subsidiaries, officers, directors, employees, agents, advisors and other representatives (including, without limitation, any investment banker, attorney and accountant retained by it) (collectively "Representatives"), not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including,

                                       25

without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (ii) enter into or maintain or continue discussions or negotiate with any Person or entity in furtherance of such inquiries, (iii) agree to or endorse any Competing Transaction, or (iv) authorize or knowingly permit any Representative of such party or any of its Subsidiaries to take any such action. If any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Competing Transaction is made to any Marlton Party (any party which receives such a proposal, other inquiry or contact is hereafter referred to as the "Receiving Party"), such Receiving Party promptly shall notify the Investors.

                  (b) Notwithstanding anything to the contrary in Section 8.1(a) above, the Board of Directors of such Receiving Party may cause such Receiving Party to furnish information to, and may participate in discussions or negotiations with, any Person that, without any solicitation by or on behalf of such Receiving Party, has submitted a written proposal to such Board of Directors which constitutes a Superior Proposal (as hereafter defined, except that for purposes of this Section 8.1(b) a Superior Proposal shall not require a financing commitment), to the extent that the Board of Directors of such Receiving Party determines in good faith that the failure to do so would cause such Board of Directors to breach its fiduciary duties to the Receiving Party or its stockholders under applicable Laws if the Receiving Party has received advice to such effect from independent legal counsel (who may be such party's regularly engaged independent legal counsel). Notwithstanding anything to the contrary contained in this Agreement, any such furnishing of information and participation in such discussions or negotiations shall not constitute a breach of this Agreement by such party.

                  (c) A "Competing Transaction" means any of the following involving the Marlton Parties (other than the Reincorporation and the transactions contemplated by the Transaction Documents): (i) a merger, consolidation, share exchange, business combination or other similar transaction as a result of which the stockholders of such party immediately prior to such transaction will, after such transaction, own less than 50% of the voting stock of the combined, surviving or merged entity; (ii) any sale, lease, exchange, transfer or other disposition of 50% or more of the assets of such party and its subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for, or any acquisition of, 50% or more of the outstanding voting securities of such party by a Person not affiliated with any party hereto; (iv) any issuance of securities of either Marlton Party or any subsidiary of a Marlton Party for more than $2,000,000; or (v) any incurence of debt of either Marlton Party or any subsidiary of a Marlton Party of more than $2,000,000.

                  (d) A "Superior Proposal" shall mean any proposal made by a third party for a Competing Transaction with either Marlton Party which the Board of Directors of such party reasonably determines in its good faith judgment (based on the advice of a financial advisor and independent counsel) to be more favorable to such party's stockholders than the transactions contemplated by the Transaction Documents and for which financing, to the extent required, is then committed, subject to standard terms and conditions at the time the applicable Marlton Party, exercises any right to terminate this Agreement provided for in this Agreement.


        Section 8.2. Termination. This Agreement may be terminated before the Closing Date:

                                       26

                  (a) by mutual written consent of all of the parties hereto;

                  (b) by the Investors in the event of a material breach by the Marlton Parties of any provision of this Agreement, it being understood that with respect to breaches that are readily quantifiable in dollars, those breaches shall be material only if they equal $200,000 or more in the aggregate;

                  (c) by the Marlton Parties in the event of a material breach by either of the Investors of any provision of this Agreement, it being understood that with respect to breaches that are readily quantifiable in dollars, those breaches shall be material only if they equal $200,000 or more in the aggregate;

                  (d) by the Investors if any of the conditions set forth in
Section 7.1 or 7.3 shall not have been satisfied or waived, it being understood that the requirement of approval by the Company's Stockholders of the Subject Transactions cannot be waived;

                  (e) by the Marlton Parties if any of the conditions set forth in Section 7.1 or 7.2 shall not have been satisfied or waived, it being understood that the requirement of approval by the Company's Stockholders of the Subject Transactions cannot be waived;

                  (f) By the Investors,

                      (1) if the Independent Committee does not recommend to the Company's stockholders the approval of the Subject Transactions or withdraws, modifies or changes its recommendation of the Subject Transactions in a manner adverse to the Investors or shall have resolved to do so,

                      (2) if the Board of Directors of either Marlton Party shall have recommended to its stockholders a Competing Transaction or shall have resolved to do so,

                      (3) if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of either Marlton Party is commenced, and the Board of Directors of such Marlton Party fails to recommend within ten Business Days against acceptance of such tender offer or exchange offer by its stockholders (for purposes of this Agreement, taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall be considered to be a failure to recommend against acceptance),

                      (4) if the Marlton Parties cannot obtain the Fairness Opinion within 20 Business Days of the date hereof; or

                      (5) if the Subject Transactions shall fail to receive the requisite vote for adoption at the Company's Stockholder Meeting;

                  (g) by the Marlton Parties, if

                                       27

                      (A) the Independent Committee shall have withdrawn, modified or changed its recommendation of the adoption of the transactions contemplated by this Agreement in a manner adverse to the Investors following such Committee`s receipt of advice of independent legal counsel (who may be such Marlton Party's regularly engaged independent legal counsel) that failure to terminate this Agreement would cause the Independent Committee or the Board of Directors of such Marlton Party to breach its fiduciary duties to such Marlton Party or its stockholders under applicable Laws and (B) any Person (other than the Investors) shall have made a public announcement or communicated to such Marlton Party with respect to a Superior Proposal with respect to such Marlton Party and the Board of Directors of such Marlton Party fails to recommend within ten Business Days against acceptance of such Superior Proposal;

                      (h) if the Closing has not been consummated before December 31, 2001, by (i) the Investors so long as no willful breach of any representation, warranty or covenant by the Investors is a substantial cause of the failure of the Closing to be consummated by such date and (ii) the Marlton Parties so long as no willful breach of any representation, warranty or covenant by the Marlton Parties is a substantial cause of the failure of the Closing to be consummated by such date; or

                      (i) by the Marlton Parties in the event that the Marlton Parties can demonstrate in writing that if the Closing were to occur that it was certain the Investors would be entitled at such time to indemnification for specified Losses of more than $400,000, unless the Investors agree to waive such specified Losses (but no other Losses) to the extent they exceed $400,000.

         Section 8.3. Termination Fee and Expenses. (a) Subject to Section 8.4 hereof, the Marlton Parties agree jointly and severally to pay to the Investors (to be shared by the Investors in proportion to the amount of the Purchase Price each Investor is required to pay pursuant to Section 1(a) hereof) a termination fee (the "Termination Fee") in cash equal to the lesser of (i) the highest amount then allowed under the Laws of the State of Pennsylvania and (ii) $250,000 and shall reimburse the Investors for all of their Expenses up to an aggregate maximum of $75,000 in the following circumstances: (i) If the Marlton Parties terminate this Agreement pursuant to Section 8.2 (g) hereof, or (ii) if the Investors terminate this Agreement pursuant to Section 8.2 (f) (1), (2) or
(3) or (iii) if (A) the Subject Transactions shall fail to receive the required vote for adoption at the Company's Stockholders Meeting, (B) the Marlton Parties shall have held discussions regarding the details of a Competing Transaction with a third party (the "Third Party") prior to the Company's Stockholders' Meeting, (C) the Board of Directors of either Marlton Party shall approve a Competing Transaction with such Third Party or an affiliate thereof within six months of the Company's Stockholders Meeting and (D) such Competing Transaction is consummated (provided, however, if the Investors have previously been paid a Termination Fee or been reimbursed for their Expenses such prior payments or reimbursements shall be deducted from the amounts payable pursuant to this sentence).

                  (b) Subject to Section 8.4 hereof, the Marlton Parties agree jointly and severally to pay to the Investors (to be shared as provided in

                                       28

paragraph (a) above), a Termination Fee equal to the lesser of (i) the highest amount then allowed under the laws of the State of New Jersey and (ii) $100,000 in cash and shall reimburse the Investors for all of their Expenses up to an aggregate maximum of $75,000 if the Investors terminate this Agreement pursuant to Section 8.2(b), or 8.2(d) (other than because a condition set forth in Section 7.1 or 7.3(f) has not been satisfied or waived or the failure to deliver the opinion required by Section 6.1(d)) or if the Marlton Parties terminate this Agreement pursuant to Section 8.2(i). Subject to Section 8.4 hereof, the Marlton Parties agree jointly and severally to reimburse the Investors for all of their Expenses up to an aggregate maximum of $75,000 if the Investors terminate this Agreement pursuant to Sections 8.2(f)(4) or 8.2(f)(5) or if the Agreement is terminated pursuant to Section 8.2(d) or 8.2(e) because a condition set forth in
Section 7.1 or 7.3(f) has not been satisfied or waived or the failure to deliver the opinion required by Section 6.1(d).

                  (c) Subject to Section 8.4 hereof, the Investors agree jointly and severally to pay the Company a Termination Fee equal to the lesser of (i) the highest amount then allowed under the laws of the State of New Jersey and
(ii) $100,000 in cash and shall reimburse the Investors for all of their Expenses up to an aggregate maximum of $75,000 if the Marlton Parties terminate this Agreement pursuant to Section 8.2(c) or 8.2(e) (other than because a condition set forth in Section 7.1 has not been satisfied or waived).

                  (d) All payments required to be made pursuant to Section 8.3 above shall be made to the party entitled to receive the same not later than thirty Business Days after delivery to the party obligated to make such payment of notice of demand for payment

                  (e) In the event that a party hereto shall fail to pay any Expense or any Termination Fee when due, the amount of any such Expense or Termination Fee shall be increased to include the costs and expenses actually incurred by the party entitled to receive payment (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid Expenses and Termination Fee, commencing on the date that such Expenses and Termination Fee became due, at a rate equal to (i) the rate of interest publicly announced by Citibank, NA, from time to time, in the City of New York, as such bank's Prime Rate plus (ii) 2%.

         Section 8.4. Limitation on Section 8.3 Hereof. Notwithstanding anything to the contrary herein, no party to this Agreement shall be entitled to receive any portion of a Termination Fee or to be reimbursed for its Expenses to the extent such party has materially breached its obligations under this Agreement. In the event that one of the parties hereto is required to pay the Termination Fee and reimburse Expenses and only one of the other parties is entitled to receive such Termination Fee and to be reimbursed for such Expenses, then the full Termination Fee shall be paid to the party entitled to receive payment and only the Expenses of the party entitled to receive payment shall be reimbursed. Notwithstanding anything to the contrary herein, no party to this Agreement shall be required to pay more than one Termination Fee.

         Section 8.5. Difficulty of Calculating Actual Damages. The parties hereby acknowledge and agree that it would not be possible to calculate the magnitude of the Investors' damages in the event this Agreement were terminated in any of the circumstances referred to Section 8.3 hereof. Accordingly, in the

                                       29

event this Agreement were terminated in any of the circumstances referred to in such Section 8.3, they agree that the applicable Termination Fee and Expenses represent (a) a fair and reasonable measure of the value of the time expended by the management of the Marlton Parties or the Investors and the opportunities that the Marlton Parties or the Investors, as applicable, have foregone, the payment of which, in the case of the Marlton Parties, is consistent with any fiduciary duties owed to the shareholders of the party making such payment and
(b) the Marlton Parties and the Investors' sole and exclusive remedy arising from such termination of this Agreement and the circumstances giving rise to such termination.



                                   ARTICLE IX

                               GENERAL PROVISIONS


Section 9.1 Arm's Length Negotiations. Each party expressly represents and warrants to the other parties that: (a) before executing this Agreement, the party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) the party has relied solely and completely upon its own judgment in executing this Agreement; (c) the party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) the party has acted voluntarily and of its own free will in executing this Agreement; (e) the party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

Section 9.2 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the parties hereto.

Section 9.3 Expenses. Each party shall pay its own fees and expenses, including the costs of any attorneys or consultants engaged by it, incurred in connection with the negotiation, execution and delivery of this Agreement or any transaction contemplated by any Transaction Document.

Section 9.4 Assignment, Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, successors and permitted assigns. No party may assign its rights or delegate its obligations under this Agreement without the prior written consent of each of the other parties hereto.

Section 9.5 Section Headings. The Section headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 9.6 Unenforceability; Severability. If any provision of this Agreement shall for any reason be held unenforceable, such provision to the extent

                                       30

enforceable shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect. If any covenant or restriction contained herein is determined by a court of law to be overly broad, thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

Section 9.7 Recitals and Disclosure Schedules. The Recitals set forth above and the Disclosure Schedules are hereby incorporated in and made a part of this Agreement by this reference. Section 9.8 Waivers; Amendment. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are subject to Article V hereof; provided, however, that in addition to the rights and remedies provided by such Article V, the parties shall be entitled to equitable relief except for any claim or cause of action (including, without limitation, any tort claim) arising from or relating to this Agreement against any Affiliate (other than any signatory hereto as to its obligations hereunder) of any other party hereto, including, without limitation, any claim or cause of action based on any theory asserting shareholder liability of an entity or the "piercing of the corporate veil" of an entity.

Section 9.9 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

         If to the Marlton Parties:

                  Marlton Technologies, Inc.
                  2828 Charter Road
                  Philadelphia, PA 19154
                  Attention: Chairman of the Board


         with a copy to:
                  Robert Young, Jr., Esq.
                  McCausland, Keen & Buckman
                  Radnor Court, Suite 160
                  259 North Radnor-Chester Road
                  Radnor, Pennsylvania 19087-5240

                                     31


                           If to the Investors:
                           Scott Tarte
                           833 Muirfield Rd.
                           Bryn Mawr, PA  19010

                           Jeffrey Harrow
                           670 Dodds Lane
                           Gladwyne, PA 19035

                           With a copy to:

                           Avron I. Brog, Esq.
                           Robinson Brog Leinwand
                                    Greene Genovese & Gluck P.C.
                           1345 Avenue of the Americas
                           New York, New York 10105

or to such other address as any party hereto to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery,
(ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (iii) in the case of telecopy transmission when received, and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (without regard to any conflict of laws principles) of the Commonwealth of Pennsylvania.

Section 9.11 Arbitration. Any dispute arising out of or relating to this Agreement (including every controversy or claim arising out of or relating to indemnification for Losses pursuant to Article V of this Agreement which the indemnifying party and the indemnitee have not resolved) or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as in effect from time to time, as modified by this Agreement, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Philadelphia, Pennsylvania. Notwithstanding anything to the contrary contained herein, the provisions of this Section 9.11 shall not apply with regard to any equitable remedies to which any party may be entitled hereunder. The Investors shall select one arbitrator, the Marlton Parties shall select one arbitrator and the two such selected arbitrators shall select a third arbitrator (who shall not be appointed by the parties) selected from the AAA.

                                       32

Section 9.12 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

                  "Business  Day". Any day other than a Saturday,  Sunday or legal holiday on which banks are closed for business in the Commonwealth of Pennsylvania.

                  "Expenses". All out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement (and the related documents) and all other matters related to the closing of the transactions contemplated by the Transaction Documents.

                  "Exchange Act".  The Securities Exchange Act of 1934, as
                   amended.

                  "Governmental Entities". Any government or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, Federal, state, local, transnational or foreign.

                  "Law". All judgments, decrees, injunctions, orders, writs, rulings, laws, ordinances, statutes, rules, regulations, codes and other requirements of all Federal, state and local governmental, administrative and judicial bodies and authorities.

                  "Marlton Parties'  Knowledge".  The Marlton Parties'
                   Knowledge or phrases of similar import shall refer to the actual knowledge of one of the following officers of the
                   Company:  Robert Ginsburg, Alan Goldberg and Stephen Rolf.

                  "Material Adverse Effect." Material Adverse Effect and phrases of similar impact shall refer to a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole or the Surviving Corporation and its subsidiaries taken as a whole, as the context requires; Whenever a representation , warranty, covenant, agreement or condition involves a determination as to whether something has had or caused a Material Adverse Effect, the market price of the Company Common Stock and/or the Common Stock on the American Stock Exchange or other exchange on which the Company Common Stock and/or the Common Stock may be listed shall not constitute evidence that a Material Adverse Effect has or has not occurred. For purposes of Sections 6.1, 6.2, 7.2 and 7.3 the Parties agree that there is no intention of imposing one materiality standard or requirement (no matter how characterized) upon a second materiality standard or requirement anywhere in this Agreement and that if in any place a materiality standard or requirement is imposed upon another materiality standard or requirement, such additional standard or requirement will be ignored

                                       33

                  "Person".  An  individual,   partnership,   joint  venture,
                  corporation,   trust,  unincorporated organization, limited
                  liability company, group and government or a department or agency thereof, "SEC". The United States Securities and Exchange Commission.

                  "Securities Act".  The Securities Act of 1933, as amended.

                                       34

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                                         MARLTON TECHNOLOGIES, INC

                                         By: /s/ Seymour Hernes
                                                 --------------
                                         Name:   Seymour Hernes
                                         Title:  Vice Chairman of the Board


                                         MARLTON TECHNOLOGIES (PA), INC

                                         By: /s/ Seymour Hernes
                                                 --------------
                                        Name:    Seymour Hernes
                                        Title:   Director

                                          SCOTT TARTE

                                          By: /s/ Scott Tarte
                                                  -----------
                                                  Scott Tarte

                                          JEFFREY HARROW

                                          By: /s/ Jeffrey Harrow
                                                  --------------
                                                  Jeffrey Harrow